EXHIBIT 99.1

Plug Power Announces Second Quarter 2010 Financial Results

LATHAM, N.Y., Aug. 6, 2010 (GLOBE NEWSWIRE) -- Plug Power Inc. (Nasdaq:PLUG), a leader in providing clean, reliable energy solutions, today reported its financial results for the second quarter of 2010.

During the second quarter, Plug Power consolidated its operations and focused its business on its GenDrive™ product for the material handling market. Customer success and a strong and proven value proposition encourages Plug Power to view the $4 billion North American material handling industry as the first commercially viable market for a fuel cell company to establish profitability. With over 85% market share in the material handling fuel cell market, Plug Power's marquee customer-base has grown to include Walmart Canada, Sysco, Wegmans, BMW, United Natural Foods Inc. (UNFI), Coca-Cola Consolidated and FedEx Freight.

"This noteworthy customer base mirrors the strength of GenDrive's value proposition," said Andy Marsh, CEO at Plug Power. "By eliminating battery droop and change-out, customers report productivity increases of 15 to 30%. Additionally, customers demonstrate their green house gas emissions could be reduced by up to 80% onsite."

While new relationships continued to fill the company's active sales funnel, Plug Power also celebrated deployments of its GenDrive products with its socially responsible customers who enjoy both the productivity increases and environmental value of the GenDrive product suite. Sysco Houston and UNFI both held ribbon cutting events at their newly-constructed distribution centers. The events showcased the commitments made by each company to adopt a hydrogen economy at the facility.

During the second quarter, Plug Power also coordinated efforts with both Congressman Tonko and Senator Schumer to augment current fuel cell tax credits. Plug Power welcomed both Tonko and Schumer at its headquarters where critical support was given for the tax credit and the anticipated green jobs it can help create within the fuel cell manufacturing and supply chain.

"Plug Power's work on this tax policy seeks to place fuel cell tax incentives on par with other incentives in the energy industry set aside for oil, wind and solar," continued Marsh. "Though we are closing deals without this legislation, with the support of the US Government, we believe that the market for fuel cell based products will accelerate and will benefit the nation's overall alternative energy strategy."

Financial Results

Net loss for the second quarter of 2010 was $18.5 million, or $0.14 per share on a basic and diluted basis. This compares with a net loss of $10.3 million, or $0.08 per share, for the second quarter of 2009. The quarter over quarter increase in net loss is primarily due to $6.4 million in charges recorded in selling, general and administrative expenses (SG&A) as a direct result of our restructuring plan announced on May 27, 2010.

Total revenue for the second quarter of 2010 was $3.1 million, comprised of $2.3 million for product and service revenue and $0.8 million for research and development (R&D) contract revenue.   This compares to total revenue of $3.2 million in the second quarter of 2009, which was comprised of $1.3 million for product and service revenue and $1.9 million for R&D contract revenue.

Effective April 1, 2010, the Company adopted ASU No. 2009-13 on Topic 605, Revenue Recognition– Multiple Deliverable Revenue Arrangements retroactive to January 1, 2010.  As a result of implementing ASU No. 2009-13, the Company recognized approximately $805,000 as revenue in the second quarter of 2010 that would have been recorded as deferred revenue under the previous guidance for multiple-element revenue arrangements. In addition, the Company also retrospectively recorded $1.6 million in revenue into the first quarter of 2010 that had been recorded to deferred revenue under previous guidance.

The Company shipped 97 units of its fuel cell products during the second quarter of 2010 compared to 13 unit shipments in the second quarter of 2009.

Total cost of revenue for the second quarter of 2010 was $6.2 million, comprised of $4.5 million for product and service cost of revenue and $1.7 million for R&D contract cost of revenue. This compares to total cost of revenue of $4.5 million in the second quarter of 2009, which was comprised of $1.8 million for costs of product and service revenue and $2.7 million for R&D contract cost of revenue.

R&D expenses for the second quarter of 2010 were $4.4 million compared with $4.0 million for the second quarter of 2009.

Selling, general and administrative (SG&A) expenses were $10.5 million for the second quarter of 2010 (inclusive of the $6.4 million restructuring charges noted above) compared with $4.5 million for the second quarter of 2009. Additionally, $0.6 million was expensed for amortization of intangible assets during the second quarter of 2010 compared to $0.5 million for the second quarter of 2009.

Cash and Liquidity

Net cash used in operating activities for the second quarter of 2010 was $13.5 million. On June 30, 2010, Plug Power had cash, cash equivalents and available-for-sale securities of $35.8 million and net working capital of $33.0 million. This compares to $62.5 million and $60.0 million, respectively, at December 31, 2009.

The accompanying financial statements and reconciliation tables provide additional information on the Company's year-to-date performance as it relates to the full year 2010 milestones previously announced.

Conference Call

Plug Power has scheduled a conference call today at 10:00 am ET to review the Company's results for the second quarter of 2010. Interested parties are invited to listen to the conference call by calling 877.407.8291 or 201.689.8345 for international participants.

The webcast can be accessed by going directly to the Plug Power Web site (www.plugpower.com) and selecting the conference call link on the home page. A playback of the call will be available online for a period following the call.

About Plug Power Inc.

The architects of modern fuel cell technology, Plug Power revolutionized the industry with cost-effective power solutions that increase productivity, lower operating costs and reduce carbon footprints.  Long-standing relationships with industry leaders forged the path for our key accounts, including Wegmans, Whole Foods, and FedEx Freight.  With more than 1,000 units in the field and over 1.5 million hours of runtime, Plug Power manufactures tomorrow's incumbent power solutions today. Visit us at www.plugpower.com.

The Plug Power Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4446

Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to expectations regarding revenues and product orders for 2010. These statements are based on current expectations that are subject to certain assumptions, risks and uncertainties, any of which are difficult to predict, are beyond our control and that may cause our actual results to differ materially from the expectations in our forward-looking statements including statements regarding the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; the cost and timing of developing our products and our ability to raise the necessary capital to fund such development costs; the ability to achieve the forecasted gross margin on the sale of our products; the actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for our products; market acceptance of our GenDrive system; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for our products; our ability to develop commercially viable products; our ability to reduce product and manufacturing costs; our ability to successfully expand our product lines; our ability to improve system reliability for GenDrive; competitive factors, such as price competition and competition from other traditional and alternative energy companies; our ability to manufacture products on a large-scale commercial basis; our ability to protect our intellectual property; the cost of complying with current and future governmental regulations; and other risks and uncertainties discussed under "Item IA-Risk Factors" in our annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Securities and Exchange Commission ("SEC") on March 16, 2010, and the reports we file from time to time with the SEC. Plug Power does not intend to, and undertakes no duty to update any forward-looking statements as a result of new information or future events.

Plug Power Inc.
Financial Highlights

Balance Sheets (Dollars in thousands):
(unaudited)
	June 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$ 3,789	$ 14,581
Trading securities - auction rate debt securities	22,607	53,397
Available-for-sale securities	32,009	47,960
Accounts receivable	3,076	2,005
Inventory	10,114	6,361
Auction rate debt securities repurchase agreement	2,843	5,978
Prepaid expenses and other current assets	1,382	3,217

Total current assets	75,820	133,499

Restricted cash	2,266	2,265
Property, plant and equipment, net	14,000	14,343
Investment in leased property	2,407	2,256
Intangible assets, net	10,710	11,822

Total assets	$ 105,203	$ 164,185

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 3,101	$ 2,877
Accrued expenses	9,111	5,848
Borrowings under line of credit	25,450	59,375
Current portion long term debt	380	414
Deferred revenue	4,434	4,597
Other current liabilities	339	379

Total current liabilities	42,815	73,490

Long term debt	982	1,150
Other liabilities	1,282	1,276

Total liabilities	45,079	75,916

Stockholders' equity	60,124	88,269

Total liabilities and stockholders' equity	$ 105,203	$ 164,185

Statements of Operations (Dollars in thousands):	Three months ended June 30,		Six months ended June 30,
(unaudited)
	2010	2009	2010	2009
Revenue
Product and service revenue	$ 2,326	$ 1,285	$ 5,489	$ 2,568
Research and development contract revenue	778	1,936	1,986	3,275
Total revenue	3,104	3,221	7,475	5,843

Cost of revenue and expenses
Cost of product and service revenue	4,543	1,748	7,830	2,232
Cost of research and development contract revenue	1,679	2,728	3,561	4,948
Research and development expense	4,382	3,958	9,869	8,422
Selling, general and administrative expense	10,541	4,454	14,399	7,693
Amortization of intangible assets	567	525	1,129	1,031

Operating loss	(18,608)	(10,192)	(29,313)	(18,483)

Interest and other income and net realized gains from available-for-sale securities	269	260	611	690
Change in fair value of auction rate securities repurchase agreement	(2,469)	(514)	(3,135)	(3,564)
Net trading gain	2,469	514	3,135	3,564
Interest and other expense and foreign currency gain (loss)	(177)	(318)	(373)	(614)

Net loss	$ (18,516)	$ (10,250)	$ (29,075)	$ (18,407)

Loss per share: Basic and diluted	$ (0.14)	$ (0.08)	$ (0.22)	$ (0.14)

Weighted average number of common shares outstanding	131,161,746	129,044,133	130,803,151	128,759,964

Plug Power Inc.
Reconciliation of Non-GAAP financial measures

Reconciliation of Reported Net loss to EBITDAS

	Three months ended June 30,		Six months ended June 30,

	2010	2009	2010	2009

Operating loss, as reported	$ (18,608)	$ (10,192)	$ (29,313)	$ (18,483)

Stock based compensation	386	692	892	1,161
Depreciation and amortization	1,358	1,485	2,742	2,924

EBITDAS	$ (16,864)	$ (8,015)	$ (25,679)	$ (14,398)

EBITDAS is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense and charges for equity compensation. We have excluded these items because we believe they are not reflective of our ongoing operating performance. EBITDAS is a non-GAAP measure of our financial performance and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

Reconciliation of Gross margin percentage to Adjusted gross margin percentage

	Three months ended June 30,		Six months ended June 30,

	2010	2009	2010	2009

Total revenues, as reported	$ 3,104	$ 3,221	$ 7,475	$ 5,843

Deferred revenue recognized from previous reporting periods	(731)	(918)	(1,566)	(1,991)
Current invoiceable value of shipments, recorded to deferred revenue	1,404	205	1,404	400

Total revenues, as adjusted	$ 3,777	$ 2,508	$ 7,313	$ 4,252

Total cost of product and service revenue and cost of research and development revenue	$ 6,222	$ 4,476	$ 11,391	$ 7,180

Gross margin percentage	(100.5%)	(39.0%)	(52.4%)	(22.9%)

Adjusted gross margin percentage	(64.7%)	(78.5%)	(55.8%)	(68.9%)

Gross margin percentage is a financial ratio used to indicate the relationship between cost of sales and total revenue. We use the term adjusted gross margin percentage to refer to total revenue, as adjusted, less total cost of product and service revenue and total cost of research and development contract revenue as a percentage of total revenues, as adjusted. This non-GAAP financial measure allows management to view gross margin percentage as if revenue had been fully recognized upon invoicing. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better evaluate short-term and long-term profitability trends.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.

Plug Power Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended
	June 30,
	2010	2009
Cash Flows From Operating Activities:
Net loss	$ (29,075)	$ (18,407)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,613	1,893
Amortization of intangible asset	1,129	1,031
Stock-based compensation	892	1,161
Provision for bad debts	10	82
Loss on disposal of property, plant and equipment	42	280
Net unrealized gains on trading securities	(3,135)	(3,564)
Change in fair value of auction rate debt securities repurchase agreement	3,135	3,564
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(1,075)	779
Inventory	(3,751)	(483)
Prepaid expenses and other current assets	1,822	818
Accounts payable and accrued expenses	4,051	(6,859)
Deferred revenue	(162)	(1,591)
Net cash used in operating activities	(24,504)	(21,296)

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(1,215)	(24)
Investment in leased property	(284)	(2,462)
Restricted cash	--	(1,764)
Proceeds from disposal of property, plant and equipment	35
Proceeds from trading securities	33,925	--
Proceeds from maturities and sales of available-for-sale securities	45,905	45,782
Purchases of available-for-sale securities	(30,012)	(76,878)
Net cash provided by (used in) investing activities	48,354	(35,346)

Cash Flows From Financing Activities:
Purchase of treasury stock	(441)	(534)
Proceeds from stock option exercises and employee stock purchase plan	--	76
Repayment from borrowings under line of credit	(33,925)	--
Repayment of government assistance		(194)
Proceeds from long term debt	--	1,652
Principal payments on long-term debt and borrowings under line of credit	(208)	--
Net cash (used in) provided by financing activities	(34,574)	1,000

Effect of exchange rate changes on cash	(68)	(212)
Decrease in cash and cash equivalents	(10,792)	(55,854)
Cash and cash equivalents, beginning of period	14,581	80,845

Cash and cash equivalents, end of period	$ 3,789	$ 24,991
CONTACT: Plug Power Inc.
         Media Contact:
         Reid Hislop
           (518) 782-7700 ext. 1360
           media@plugpower.com
         Investor Relations Contact:
         Cathy Yudzevich
           (518) 782-7700 ext. 1448
           investors@plugpower.com